Exhibit 99.2

CSX Corp. Announces Fourth Quarter and Full Year 2025 Results
JACKSONVILLE, Fla. – January 22, 2026 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2025 operating income of $1.11 billion and net earnings of $720 million, or $0.39 per share. Fourth quarter operating income and earnings per share include approximately $50 million and $0.02, respectively, in expenses related to severance and rationalization of specific technology investments. In the fourth quarter of 2024, the company reported operating income of $1.11 billion and net earnings of $733 million, or $0.38 per share. Excluding a pre-tax, non-cash goodwill impairment charge, adjusted operating income was $1.21 billion and adjusted net earnings were $815 million, or $0.42 per share, in the prior year quarter.1
“Our quarterly results reflect the subdued industrial demand environment and actions taken to adjust our cost structure,” said Steve Angel, president and chief executive officer. “CSX has a strong operational foundation, and we are positioned to deliver improved financial performance in 2026 as we focus on driving productivity, cost control, and capital discipline while continuing to provide safe and reliable service.”
Fourth Quarter Financial Highlights1
•Revenue totaled $3.51 billion for the quarter, decreasing 1% year-over-year, as the effects of lower merchandise volume and reduced export coal revenue offset higher pricing in merchandise and intermodal, an increase in intermodal volume, and higher fuel surcharge revenue.
•Operating income was $1.11 billion, compared to adjusted operating income of $1.21 billion in the prior year. Operating margin was 31.6%, compared to operating margin of 31.3% and adjusted operating margin of 34.3% in the fourth quarter of 2024.
•EPS was $0.39, compared to adjusted EPS of $0.42 in the prior year.
•Fourth quarter operating income and EPS include $50 million and $0.02, respectively, in severance and technology rationalization expense.
Full Year 2025 Financial Highlights1
•Revenue totaled $14.09 billion in 2025.
•Operating income was $4.52 billion, and adjusted operating income was $4.69 billion, excluding a $164 million goodwill impairment charge in the third quarter. CSX’s operating margin was 32.1% for the full year, and adjusted operating margin was 33.2%.
•EPS was $1.54, and adjusted EPS was $1.61.
CSX executives will conduct a conference call with the investment community this afternoon, Jan. 22, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter 3368220 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
1See the Non-GAAP Measures section of the quarterly financial report for non-GAAP reconciliations and additional information.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Austin Staton
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

	(Unaudited)
	Quarters Ended				Years Ended
	Dec. 31, 2025	Dec. 31, 2024	$ Change	% Change	Dec. 31, 2025	Dec. 31, 2024	$ Change	% Change

Revenue	$3,508	$3,539	$(31)	(1)%	$14,092	$14,540	$(448)	(3)%
Expense
Labor and Fringe	835	788	(47)	(6)	3,262	3,165	(97)	(3)
Purchased Services and Other	799	754	(45)	(6)	3,013	2,841	(172)	(6)
Depreciation and Amortization	404	422	18	4	1,680	1,658	(22)	(1)
Fuel	270	266	(4)	(2)	1,095	1,168	73	6
Equipment and Other Rents	90	95	5	5	357	355	(2)	(1)
Goodwill Impairment (a)	—	108	108	NM	164	108	(56)	(52)
Total Expense	2,398	2,433	35	1	9,571	9,295	(276)	(3)

Operating Income	1,110	1,106	4	—	4,521	5,245	(724)	(14)

Interest Expense	(213)	(207)	(6)	(3)	(844)	(832)	(12)	(1)
Other Income - Net	23	37	(14)	(38)	92	142	(50)	(35)
Earnings Before Income Taxes	920	936	(16)	(2)	3,769	4,555	(786)	(17)

Income Tax Expense (b)	(200)	(203)	3	1	(880)	(1,085)	205	19
Net Earnings	$720	$733	$(13)	(2)%	$2,889	$3,470	$(581)	(17)%

Operating Margin	31.6%	31.3%			32.1%	36.1%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.39	$0.38	$0.01	3%	$1.54	$1.79	$(0.25)	(14)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,864	1,921			1,873	1,943

NM - not meaningful

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Dec. 31, 2025	Dec. 31, 2024
ASSETS

Cash and Cash Equivalents	$670	$933
Short-Term Investments	5	72
Other Current Assets	1,875	1,815
Properties - Net	36,811	35,658
Investment in Affiliates and Other Companies	2,634	2,520
Other Long-Term Assets	1,687	1,766
Total Assets	$43,682	$42,764

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$708	$606
Other Current Liabilities	2,425	2,670
Long-Term Debt	18,165	17,897
Deferred Income Taxes - Net	7,914	7,725
Other Long-Term Liabilities	1,310	1,359
Total Liabilities	30,522	30,257

Total Shareholders' Equity	13,160	12,507
Total Liabilities and Shareholders' Equity	$43,682	$42,764

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in millions)

	(Unaudited)
	Years Ended
	Dec. 31, 2025	Dec. 31, 2024
OPERATING ACTIVITIES
Net Earnings	$2,889	$3,470
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,680	1,658
Deferred Income Tax Expense (c)	194	12
Goodwill Impairment (a)	164	108
Other Operating Activities - Net (d)	(314)	(1)
Net Cash Provided by Operating Activities	4,613	5,247

INVESTING ACTIVITIES
Property Additions (e)	(2,902)	(2,529)
Purchase of Short-term Investments	—	(66)
Proceeds from Sales of Short-term Investments	80	91
Proceeds and Advances from Property Dispositions	78	66
Business Acquisition, Net of Cash Acquired	(16)	(70)
Other Investing Activities	(91)	(97)
Net Cash Used in Investing Activities	(2,851)	(2,605)

FINANCING ACTIVITIES
Shares Repurchased (f)	(1,396)	(2,237)
Dividends Paid	(972)	(930)
Long-term Debt Repaid	(613)	(558)
Long-term Debt Issued	900	550
Other Financing Activities	56	113
Net Cash Used in Financing Activities	(2,025)	(3,062)

Net Decrease in Cash and Cash Equivalents	(263)	(420)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	933	1,353
Cash and Cash Equivalents at End of Period	$670	$933

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Goodwill Impairment: During third quarter 2025, the Company recognized an impairment charge of $164 million related to Quality Carrier's remaining goodwill. The Company recognized a partial $108 million impairment charge in fourth quarter 2024.

b)Income Tax Benefit: During fourth quarter 2025, the Company recognized tax benefits of $25 million primarily due to favorable adjustments to deferred state tax liabilities and state tax payables. During fourth quarter 2024, the Company recognized tax benefits of $26 million primarily due to favorable adjustments to deferred state tax liabilities.

c)Deferred Income Tax Expense: The $182 million increase in deferred income tax expense is primarily due to changes in bonus tax depreciation that were enacted into law in third quarter 2025.

d)Other Operating Activities - Net: 2025 results include the payment of $429 million of previously-postponed federal and state taxes related to the 2024 tax year, with no postponements of 2025 taxes. 2024 results include the payment of $387 million of previously-postponed taxes related to the 2023 tax year, offset by postponement of $429 million of taxes related to the 2024 tax year.
2025 results also include a $96 million prepayment for locomotive maintenance services.

e)Property Additions: Property additions for 2025 and 2024 include approximately $470 million and $50 million, respectively, related to rebuilding the Blue Ridge subdivision as a result of impacts from Hurricane Helene.

f)Shares Repurchased: During fourth quarters and years ended 2025 and 2024, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
Shares Repurchased (Millions)	3	30	44	65
Cost of Shares (Dollars in millions) (1)	$112	$992	$1,376	$2,204
Average Cost per Share Repurchased	$35.37	$33.60	$30.95	$34.14

Excise Taxes Paid for Net Share Repurchases (Dollars in millions)	$—	$33	$20	$33
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2025 and December 31, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	161	171	(6)%	$680	$708	(4)%	$4,224	$4,140	2%
Agricultural and Food Products	115	116	(1)	410	415	(1)	3,565	3,578	—
Minerals	93	88	6	207	189	10	2,226	2,148	4
Automotive	91	96	(5)	285	296	(4)	3,132	3,083	2
Forest Products	64	72	(11)	229	257	(11)	3,578	3,569	—
Metals and Equipment	63	63	—	212	201	5	3,365	3,190	5
Fertilizers	47	44	7	133	125	6	2,830	2,841	—
Total Merchandise	634	650	(2)	2,156	2,191	(2)	3,401	3,371	1
Intermodal	782	746	5	562	526	7	719	705	2
Coal	181	179	1	472	499	(5)	2,608	2,788	(6)
Trucking	—	—	—	196	194	1	—	—	—
Other	—	—	—	122	129	(5)	—	—	—
Total	1,597	1,575	1%	$3,508	$3,539	(1)%	$2,197	$2,247	(2)%

Years Ended December 31, 2025 and December 31, 2024

	Volume			Revenue			Revenue Per Unit
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Chemicals	655	688	(5)%	$2,776	$2,850	(3)%	$4,238	$4,142	2%
Agricultural and Food Products	457	463	(1)	1,618	1,644	(2)	3,540	3,551	—
Minerals	375	361	4	832	772	8	2,219	2,139	4
Automotive	380	393	(3)	1,182	1,226	(4)	3,111	3,120	—
Forest Products	272	292	(7)	975	1,047	(7)	3,585	3,586	—
Metals and Equipment	265	265	—	869	859	1	3,279	3,242	1
Fertilizers	190	186	2	521	505	3	2,742	2,715	1
Total Merchandise	2,594	2,648	(2)	8,773	8,903	(1)	3,382	3,362	1
Intermodal	2,995	2,893	4	2,073	2,047	1	692	708	(2)
Coal	718	736	(2)	1,900	2,247	(15)	2,646	3,053	(13)
Trucking	—	—	—	816	844	(3)	—	—	—
Other	—	—	—	530	499	6	—	—	—
Total	6,307	6,277	—%	$14,092	$14,540	(3)%	$2,234	$2,316	(4)%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 1% in fourth quarter 2025 compared to fourth quarter 2024 due to declines in merchandise volume and a decrease in export coal revenue, including the impact of lower benchmark rates. These decreases were partially offset by higher pricing in merchandise, growth in intermodal, and increased fuel recovery.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
Fuel Surcharge Revenue	$243	$221	$916	$1,018
Fuel Lag Favorable (Unfavorable) (a)	$1	$6	$(11)	$36
(a) The Company's fuel lag calculation model was enhanced during first quarter 2025 and comparative prior year results are updated to conform to current presentation. The impact of this change is not material and fuel surcharge revenue is not impacted.

Merchandise Volume
Chemicals - Decreased due to lower shipments of plastics, natural gas liquids, crude oil, and other industrial chemicals.
Agricultural and Food Products - Decreased primarily due to lower shipments of export grains, as well as lower shipments of food and consumer products, partially offset by higher shipments of domestic feed grain and ingredients.
Minerals - Increased primarily due to higher shipments of aggregates and cement.
Automotive - Decreased due to lower North American vehicle production, which includes the impact from limited parts availability for key customers.
Forest Products - Decreased due to lower shipments of pulp and paper products, which includes the impact of both temporary outages and customer plant closures, as well as lower shipments of building products.
Metals and Equipment - Increased scrap and pipe shipments were offset by lower aluminum and steel shipments, which includes the impact of customer plant closures, as well as lower equipment shipments.
Fertilizers - Increased due to higher short-haul phosphates shipments, which were lower in the prior year due to reduced production at customer locations impacted by hurricanes.
Intermodal Volume
Domestic shipments increased, despite the impacts of a continued soft trucking environment, due to wins with key customers and new service offerings. International shipments increased driven by growth with key customers.
Coal Volume
Domestic coal increased due to higher shipments to utility plants, partially offset by lower shipments to steel manufacturing locations and lake terminals. Export coal decreased due to lower shipments of thermal coal, partially offset by higher shipments of metallurgical coal despite a derailment that temporarily impacted port access.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2025	Dec. 31, 2024	Change	Dec. 31, 2025	Dec. 31, 2024	Change
Coal Tonnage
Domestic	10.2	9.6	6%	40.6	38.9	4%
Export	10.2	10.5	(3)	40.4	43.8	(8)
Total Coal	20.4	20.1	1%	81.0	82.7	(2)%
Trucking Revenue
Trucking revenue increased $2 million versus the prior year due to higher revenue for ancillary services.
Other Revenue
Other revenue decreased $7 million primarily due to decreases in revenue for intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.4 billion decreased $35 million, or 1%, in fourth quarter 2025 when compared to fourth quarter 2024.
Labor and Fringe expense increased $47 million due to the following:
•Incentive compensation costs increased $32 million primarily due to downward accrual adjustments in the prior year.
•Employee separation costs were $31 million in the current year.
•An increase of $19 million was due to inflation.
•A decrease of $35 million was driven by lower headcount and overtime, as well as other non-significant items.
Purchased Services and Other expense increased $45 million due to the following:
•An increase of $25 million was due to higher derailment costs and higher casualty costs related to trucking.
•Current year results include $21 million of technology impairments compared to $24 million of technology and non-rail equipment impairments in 2024.
•Prior year results included $20 million from a favorable legal settlement.
•All other net costs increased $3 million primarily due to inflation and other net increases that were largely offset by efficiency savings.
Depreciation expense decreased $18 million primarily due to asset retirements and impairments, partially offset by an increase to the asset base.
Fuel expense increased $4 million as a 4% increase in locomotive fuel prices was partially offset by lower gross-ton-miles and improved efficiency.
Equipment and Other Rents expense decreased $5 million primarily due to equipment rental costs, as net car hire costs were flat.
Goodwill Impairment expense for Quality Carriers was $108 million in 2024.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
Average:	Dec. 31, 2025	Dec. 31, 2024	Change	Dec. 31, 2025	Dec. 31, 2024	Change
Rail	20,889	21,498	(609)	21,171	21,435	(264)
Trucking	2,106	1,966	140	2,130	1,934	196
Total	22,995	23,464	(469)	23,301	23,369	(68)

Ending:
Rail	20,845	21,574	(729)
Trucking	2,090	1,962	128
Total	22,935	23,536	(601)

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and Gallons in millions, Except Price per Gallon)	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2025	Dec. 31, 2024
Estimated Locomotive Fuel Consumption (Gallons)	91.1	94.1	374.4	375.4
Price per Gallon (Dollars)	$2.48	$2.38	$2.44	$2.61
Total Locomotive Fuel Expense	$226	$224	$914	$978
Non-Locomotive Fuel Expense	44	42	181	190
Total Fuel Expense	$270	$266	$1,095	$1,168

CSX Corporation
OPERATING STATISTICS (Estimated)
In the fourth quarter of 2025, velocity increased by 7% and dwell improved by 13% versus prior year. Carload trip plan performance increased by 9% and intermodal trip plan performance increased by 8%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable and efficient service to customers.

The personal injury frequency index of 0.66 in fourth quarter 2025 improved 39% compared to prior year and the FRA train accident rate of 2.04 improved 47%. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended			Years Ended
	Dec. 31, 2025	Dec. 31, 2024	Improvement / (Deterioration)	Dec. 31, 2025	Dec. 31, 2024	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour)	19.6	18.3	7%	18.4	18.3	1%
Dwell (Hours)	9.8	11.2	13%	10.3	10.3	—%
Cars Online	118,497	131,618	10%	125,379	127,291	2%
On-Time Originations	78%	71%	10%	72%	73%	(1)%
On-Time Arrivals	67%	61%	10%	61%	65%	(6)%
Carload Trip Plan Performance	83%	76%	9%	78%	79%	(1)%
Intermodal Trip Plan Performance	92%	85%	8%	91%	91%	—%
Fuel Efficiency	0.96	0.98	2%	0.97	0.98	1%

Revenue Ton-Miles (Billions)
Merchandise	31.9	32.6	(2)%	130.1	129.8	—%
Coal	9.0	8.4	7%	36.6	35.7	3%
Intermodal	7.5	7.3	3%	29.8	28.8	3%
Total Revenue Ton-Miles	48.4	48.3	—%	196.5	194.3	1%

Total Gross Ton-Miles (Billions)	94.6	96.1	(2)%	386.9	384.4	1%

Safety
FRA Personal Injury Frequency Index	0.66	1.09	39%	0.94	1.23	24%
FRA Train Accident Rate	2.04	3.83	47%	3.08	3.56	13%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions:
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted net earnings per share, assuming dilution are important in evaluating the Company's performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude the non-cash impairment of Quality Carriers' goodwill, which was fully impaired as of September 30, 2025. This is a significant item that is not considered indicative of future financial trends. The goodwill impairment was tax effected using rates reflective of the applicable tax amounts related to the impairment charge. These adjusted results should be considered in addition to, rather than as a substitute for, the Company's GAAP operating results.
The following tables reconcile the Company's GAAP operating results for the quarters and years ended December 31, 2025, and 2024 to adjusted operating results (non-GAAP measures).

	Quarters Ended
	Dec. 31, 2025				Dec. 31, 2024
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,110	31.6%	$720	$0.39	$1,106	31.3%	$733	$0.38
Goodwill Impairment	—	—	—	—	108	3.0	82	0.04
Adjusted Operating Results (non-GAAP)	$1,110	31.6%	$720	$0.39	$1,214	34.3%	$815	$0.42

	Years Ended
	Dec. 31, 2025				Dec. 31, 2024
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$4,521	32.1%	$2,889	$1.54	$5,245	36.1%	$3,470	$1.79
Goodwill Impairment	164	1.1	124	0.07	108	0.7	82	0.04
Adjusted Operating Results (non-GAAP)	$4,685	33.2%	$3,013	$1.61	$5,353	36.8%	$3,552	$1.83

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
Economic Profit
Management believes Economic Profit provides an additional perspective to investors about financial returns generated by the business by representing a measure showing profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than management’s desired minimum required return and is broadly utilized by management to make investment decisions. Therefore, disclosing Economic Profit on how management performs in this regard provides additional useful information to investors regarding the Company’s performance compared to its goals.
Economic Profit should be considered in addition to, rather than a substitute for, operating income, which is the most directly comparable GAAP measure. Economic Profit is defined by the Company as Gross Cash Earnings (“GCE”) minus the Capital Charge on Gross Operating Assets (“GOA”). Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating returns in excess of the incremental cost of capital associated with reinvestment in the business.
GCE is calculated as operating income plus depreciation, amortization and operating lease expense, less unusual items and taxes. The Capital Charge uses a minimum required return multiplied by the GOA. CSX's GOAs include gross properties and other non-cash assets, net of non-interest bearing liabilities. The Company used a 15% tax rate and an 8% required return, for both periods presented, which is consistent with rates used for investment decisions and performance evaluation within those same periods. The tax rate is the approximate equivalent of the Company’s actual income tax expense as a percentage of pre-tax GCE. The required return rate represents management’s desired minimum return on any investment. CSX annually re-evaluates these rates to ensure they accurately represent taxes and a required return in light of internal and external factors and would adjust the rate if the annual review resulted in a preset deviation from the current rates. This focuses the Economic Profit measure on value generated by management instead of external factors, such as legislative tax policy or interest rate volatility. The following table reconciles operating income (the most directly comparable GAAP measure) to Economic Profit (non-GAAP measure).

	Years Ended
(Dollars in Millions)	2025	2024
Operating Income	$4,521	$5,245
Add: Depreciation, Amortization, and Operating Lease Expense	1,792	1,775
Remove: Unusual Items (a)	164	108
Taxes (b)	(972)	(1,069)
Gross Cash Earnings or "GCE"	5,505	6,059

Operating Assets
Current Assets (Less Cash and Short-term Investments)	1,888	1,909
Gross Properties	53,421	51,344
Other Assets	4,313	4,263
Operating Liabilities
Non-Interest Bearing Liabilities (c)	(11,071)	(11,035)
Gross Operating Assets or "GOA" (d)	48,551	46,481
Capital Charge (e)	(3,884)	(3,718)
Economic Profit (Non-GAAP) calculated as GCE less Capital Charge	$1,621	$2,341

(a) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact, consistent with the terms of the Company's long-term incentive plan agreements. Impairments of the goodwill of Quality Carriers were unusual items for 2025 and 2024.
(b) The tax percentage rate was 15% for both periods presented. This rate is applied to the sum of operating income, depreciation, amortization and operating lease expense, and unusual items.
(c) Non-interest bearing liabilities represents all liabilities excluding debt, long-term lease liabilities, and commercial paper ($75 million of commercial paper was outstanding in other current liabilities as of June 30, 2025, and none outstanding in any other period).
(d) Gross operating assets reflects an average of the year-to-date quarters reported for each year presented.
(e) The capital charge of 8% for both years is calculated as the minimum return multiplied by gross operating assets.

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
Free Cash Flow

Management believes that free cash flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF, before dividends (non-GAAP measure).

	Years Ended
(Dollars in Millions)	Dec. 31, 2025	Dec. 31, 2024
Net Cash Provided by Operating Activities	$4,613	$5,247
Property Additions	(2,902)	(2,529)
Proceeds and Advances from Property Dispositions	78	66
Free Cash Flow or "FCF" (before payment of dividends)	$1,789	$2,784